[GRAPHIC -- COMPANY LOGO]

                                 BioLabs, Inc.



October 6, 1999

VIA ELECTRONIC MAIL

Securities & Exchange Commission
450 Fifth Street, NW
Washington, DC
USA  20549


To Whom It May Concern:

The undersigned small business issuer, having filed a Form 10-SB, on August 13, 1999, and an Amendment thereto on Form 10-SB(g)/A, hereby elects to withdraw such prior pending filing.

The undersigned intends to immediately refile a new Form 10-SB(g), responsive to comments received from the staff.

An additional copy of this letter is also being provided to the staff.

Very truly yours,

BioLabs, Inc.

By: /s/Lawrence J. Pasemko
    ----------------------
    Lawrence J. Pasemko

Title: Secretary/Treasurer


cc: Mr. Robert T. Hall
    Via Telecopier: (202) 942-9527




                          UNIFYING TECHNOLOGY FOR LIFE
--------------------------------------------------------------------------------
             #1A-3033 King George Hwy., Surrey, BC, Canada, V4P 1B8
                     Tel. (604) 542-0820 Fax (604) 542-0821